Exhibit 5.1

LETTERHEAD OF QUINERT RODDA & ASSOCIATES PTY LTD

Our Ref: djr:013501-26

2 December 2020

Alterity Therapeutics Limited

Level 3, 460 Bourke Street
Melbourne, VIC 3000
Australia

Dear Sir and Madam,

RE:	REGISTRATION STATEMENT ON FORM S-8

We are acting as Australian counsel to Alterity Therapeutics Limited ACN 080 699 065, an Australian company (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to 425,000,000 of the Company’s ordinary shares, no par value (the “Shares”), issuable upon the exercise of options previously granted or that will be granted in the future under the Company’s 2018 American Depository Share (ADS) Option Plan (the “Plan”). The Shares may be represented by the Company’s American Depository Shares, evidenced by American Depositary Receipts (“ADRs”), each of which represents sixty (60) ordinary shares, under the Company’s Deposit Agreement.

This opinion which shall be governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to Australian law that is in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than Australia. We express no opinion as to tax law or international law. We have assumed that any applicable law (other than Australian law) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of Australia to the extent necessary to render the opinions set forth herein. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein of the laws of any jurisdiction.

We are of the opinion that the Shares, when issued and paid for pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

This opinion speaks solely as of its date and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date hereof.

This opinion letter is furnished at your request and is solely for your benefit and may not be used, circulated, quoted or referred to by you or by any other person or entity or for any other purpose without our express prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

QUINERT RODDA & ASSOCIATES PTY LTD

/s/ David Rodda
DAVID RODDA